Exhibit 10.34

MASTER (PERMANENT) NON-GAMING SERVICES AGREEMENT

by and between

FALLS MANAGEMENT COMPANY

AND

HYATT CORPORATION

For a Casino Located in

NIAGARA FALLS, ONTARIO

MASTER (PERMANENT) NON-GAMING SERVICES AGREEMENT

MASTER (PERMANENT) NON-GAMING SERVICES AGREEMENT (this “Agreement”) dated as of July 19, 2002, by and between FALLS MANAGEMENT COMPANY, a Nova Scotia unlimited liability company (“FMC”), whose office is at 2300 Yonge Street, Suite 409, Toronto, Ontario, M4P IE4, Canada, and HYATT CORPORATION, a Delaware corporation (“HC”), whose office is at 200 West Madison Street, 39th Floor, Chicago, Illinois 60606, USA, (capitalized and other terms used herein and not otherwise defined shall have the meanings set forth in Section 1 hereof).

WITNESSETH:

WHEREAS OLGC has the right under the OLGC Act to conduct and manage commercial casino gaming in the Province of Ontario and to provide for the operation of such casinos in the Province of Ontario;

WHEREAS OLGC and FMC are parties to the Permanent Agreement relating to the operation of the Casino Complex currently under construction in the City of Niagara Falls, Ontario to be owned, and, from and after the Opening Date, managed by OLGC;

WHEREAS FMC and HC desire to enter into the agreement contained herein whereby HC, pursuant to the terms and conditions hereof, will provide certain Complex Services, Ancillary Support Services and Other Ancillary Support Services to FMC in order to assist FMC in carrying out its duties and responsibilities under the Permanent Agreement with respect to the Casino Complex in accordance with the terms and conditions of this Agreement; and

WHEREAS the parties acknowledge that this Agreement is being entered into in connection with the Master/Development Agreement.

NOW THEREFORE, in consideration of the foregoing, of the mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the parties, intending legally to be bound, hereby agree as follows:

1.	DEFINITIONS

For purposes of this Agreement (including the above Recitals), the following terms shall have the meanings set forth below:

(a)	“Adjusted Gross Receipts” means, with respect to any Operating Year, the Gross Revenues of the Casino Complex as an entirety without distinction among its several parts (excluding any Gross Revenues relating to Complex operations for which HC, HGM or any Affiliate of either of them does not provide services) for such Operating Year less any applicable Ontario “win tax” remitted by FMC for such Operating Year.

(b)	“Affiliate” has the meaning set forth in the Permanent Agreement.

(c)	“Ancillary Support Fee” has the meaning set forth in Section 5.1(b).

(d)	“Ancillary Support Services” has the meaning set forth in Section 3.2(b).

(e)	“Approved Operating Budget” has the meaning set forth in the Permanent Agreement.

(f)	“Auditors” has the meaning set forth in the Permanent Agreement.

(g)	“Bank Accounts” has the meaning set forth in the Permanent Agreement.

(h)	“Base Fee” has the meaning set forth in Section 5.1(a).

(i)	“Casino” has the meaning set forth in the Permanent Agreement.

(j)	“Casino Complex” has the meaning set forth in the Permanent Agreement.

(k)	“Casino Complex Employee” means any person engaged by FMC as an employee of FMC or a subsidiary thereof to work in the Casino Complex from time to time.

(l)	“Compensation” means the entire entitlement of cash remuneration and non-cash fringe benefits of any Casino Complex Employee, including benefits in-kind and any social benefits, social security or other contributions paid to or in respect of any Casino Complex Employee.

(m)	“Complex Services” has the meaning set forth in Section 3.2(a).

(n)	“Dispute” has the meaning set forth in Section 9.1.

(o)	“Event of Insolvency” has the meaning set forth in the Permanent Agreement.

(p)	“Executive Staff’ has the meaning set forth in the Permanent Agreement.

(q)	“Expert” has the meaning set forth in Section 9.1.

(r)	“Fees” has the meaning set forth in Section 5.1.

(s)	“Force Majeure” has the meaning set forth in the Permanent Agreement.

(t)	“Games of Chance” has the meaning set forth in the Permanent Agreement.

(u)	“Governmental Authority” has the meaning set forth in the Permanent Agreement.

(v)	“Governmental Consent” has the meaning set forth in the Permanent Agreement.

(w)	“Gross Revenues” has the meaning set forth in the Permanent Agreement.

(x)	“HGM” means Hyatt Gaming Management, Inc., a Nevada corporation and currently an Affiliate of HC.

(y)	“Intellectual Property” has the meaning set forth in the Permanent Agreement.

(z)	“Mater/Development Agreement” means the Amended and Restated Master Development Agreement dated as of January 29, 2002 between OLGC and FMC and all Schedules thereto.

(aa)	“Mediation Period” has the meaning set forth in Section 9.1.

(bb)	“Niagara” means Niagara Casino Group, L.P , a Delaware limited partnership, and a Shareholder of FMC and a party to the Shareholders Agreement.

(cc)	“OLGC” means Ontario Lottery and Gaming Corporation, a corporation established pursuant to the OLGC Act.

(dd)	“OLGC Act” means the Ontario Lottery and Gaming Corporation Act, 1999.

(ee)	“Opening Date” has the meaning set forth in the Permanent Agreement.

(ff)	“Operating Term” has the meaning set forth in Section 2.1.

(gg)	“Operating Year” has the meaning set forth in the Permanent Agreement.

(hh)	“Other Ancillary Support Fee” has the meaning set forth in Section 5.1(c).

(ii)	“Other Ancillary Support Services” has the meaning set forth in Section 3.2(c).

(jj)	“Participants Support Agreement” means the Participants’ and Shareholders’ Support Agreement, dated as of January 29, 2002, by and among OLGC, FMC, the shareholders of FMC and certain Affiliates of the respective shareholders of FMC.

(kk)	“Permanent Agreement” means the Permanent Casino Operating Agreement dated as of July 19, 2002 between OLGC and FMC and all Schedules thereto.

(ll)	“Person” has the meaning set forth in the Permanent Agreement.

(mm)	“Regulatory Legislation” means the Gaming Control Act, 1992 and the Alcohol and Gaming Regulation and Public Protection Act, 1996 (Ontario), and all regulations made thereunder and all mandatory directives and orders issued thereunder or pursuant thereto, all as amended from time to time.

(nn)	“Shareholders Agreement” means the Shareholders Agreement made as of November 1, 1998 among Niagara, Highland Gaming, Inc., Shiplake Gaming Corporation, Olympic V Inc. and FMC, as assumed and amended by Assumption/Amending Agreement made as of May 22, 2001 among each of the aforesaid parties and 3048505 Nova Scotia Company, as the same may hereafter be further amended.

2.	OPERATING TERM

2.1 General. The term of this Agreement (the “Operating Term”) shall commence upon the date hereof and expire upon the termination of the Permanent Agreement (following any renewals) for any reason, unless terminated sooner pursuant to Sections 2.2, 2.3, 7.2 or 7.4 or other provision of this Agreement expressly providing therefor. Except as set forth in Sections 2.2, 2.3, 7.2 and 7.4 or any other provision of this Agreement expressly providing therefor, no party shall have the right to terminate this Agreement.

2.2 HC’s Right to Terminate. In addition to its rights under Section 7.2 but subject to Section 2.4, HC shall have the right to terminate this Agreement at any time by giving at least 60 days’ written notice of its intention to terminate, if FMC and/or HC cannot obtain any Governmental Consent necessary to enable FMC or HC (as the case may be) to fulfill its obligations under this Agreement. HC shall (i) use its reasonable best efforts to obtain and maintain any such Governmental Consent required to be obtained by HC and (ii) advise and assist FMC in connection with any Governmental Consent required to be obtained by FMC.

2.3 FMC’s Right to Terminate. In addition to its rights under Section 7.2 but subject to Section 2.4, FMC shall have the right to terminate this Agreement at any time by giving at least 60 days’ written notice of its intention to terminate if FMC and/or HC cannot obtain any Governmental Consent necessary to enable FMC or HC (as the case may be) to fulfill its obligations under this Agreement. FMC shall use its reasonable best efforts to obtain and maintain any such Governmental Consent required to be obtained by FMC.

2.4 Effect of Termination. In the event that HC or FMC elects to terminate this Agreement pursuant to Section 1(nn) or Section 2.3, as applicable, its sole remedy hereunder shall be such right of termination and no party shall have any right of action or claim pursuant to this Agreement against the other party for any damages of any nature whatsoever suffered as a result of such termination.

3.	OPERATION OF THE COMPLEX

3.1 Standard of Operation. HC shall provide such Complex Services as FMC shall reasonably request in order to enable FMC to discharge its obligations as respects Complex Services under the Permanent Agreement, and HC shall provide the services described herein in such manner as to enable FMC to perform its duties and obligations in accordance with the laws of Canada and Ontario, including the Criminal Code (Canada), the OLGC Act and the Regulatory Legislation. Without limitation of the foregoing, HC covenants to initiate the provision of such Complex Services, Ancillary Support Services and Other Ancillary Support Services hereunder so as to enable FMC to fully discharge its obligations under the Permanent Agreement.

3.2 Services.

(a)	Complex Services. Without limiting the generality of the foregoing, and subject always to the laws of Canada and Ontario, the OLGC Act, the terms of the Regulatory Legislation, the terms of the Permanent Agreement and the OLGC’s exclusive right to conduct and manage the Complex, HC shall provide non-gaming services in the form of consultation and advice to FMC with respect to the following matters (the “Complex Services”), with the intent and purpose of enabling FMC to perform its obligations under the Permanent Agreement:

(i)	the number, grade, level of compensation and job description of Casino Complex Employees, labor policies and wage rates;

(ii)	the development of programs, materials and criteria for recruiting, interviewing, training, compensating, hiring, discharging and evaluating Casino Complex Employees;

(iii)	the purchase of necessary support services such as utilities, cleaning, garbage removal and maintenance services and other such services necessary for the operation of the Casino Complex;

(iv)	the charges for commercial space, entertainment and amusement, food and beverages;

(v)	the creation of databases (for this purpose HC shall draw on its experience respecting its own databases, and their subject matter, and its experience respecting its own database systems, in providing its services to FMC); and

(vi)	the development of programs, materials and strategies for marketing, promotion and publicity relating to the Complex and evaluation of such programs.

HC shall fulfill its obligations under this Section 3.2(a), by (x) giving oral advice, (y) making its representatives available to consult with representatives of FMC, and (z) embodying its advice in written policy manuals, written guidelines and in similar formats for use and implementation by FMC. All advice, materials, manuals, and information produced by HC hereunder shall be owned, as between HC and FMC, by FMC.

(b)

Ancillary Support Services. In addition to the Complex Services described above and subject to the limitations of Section 3.2(a) hereof, HC shall provide to FMC on an as needed basis as requested from time to time, services in connection with the direct implementation by FMC of policies, procedures, systems, guidelines and the like relating to the full scope of Complex non-gaming operations as contemplated by the Permanent Agreement (the “Ancillary Support Services”). It is the intention of the parties that operation of the Casino Complex shall be the responsibility of FMC, through its employees, and that HC shall provide its Ancillary Support Services only on an “as needed” basis and not in the form of regular, frequent or continuing performance of specific operating responsibilities or functions. It is expected, therefore, that Ancillary Support Services will be incidental to the Complex Services. To this end, it is understood that HC will not be required to maintain an office at or near the Complex, or anywhere in Canada, and that its provision of Ancillary Support Services will be subject to HC’s reasonable requirements of scheduling and the availability of personnel. Consistent with, and subject to the foregoing, Ancillary Support Services will include the following:

(i)	the implementation of employee training systems, benefit administration and other employee related matters, as well as consultation and advice in connection with collective barGaming matters; and

(ii)	the matters set forth on Schedules “A” and “B” hereto which are performed in Canada, if any,

FMC is not required to provide office space to HC employees who may be at the Complex on a temporary basis.

(c)	Other Ancillary Support Services. In addition to the Complex Services and the Ancillary Support Services described above and subject to the limitations of Section 3.2(a) hereof, HC shall provide to FMC on an as needed basis as requested from time to time, certain other services with respect to the matters set forth on Schedules A and B hereto which will not be performed in Canada (the “Other Ancillary Support Services”). It is the intention of the parties that operation of the Casino Complex shall be the responsibility of FMC, through its employees, and that HC shall provide its Other Ancillary Support Services only on an as needed” basis and not in the form of regular, frequent or continuing performance of specific responsibilities or functions. It is expected, therefore, that Other Ancillary Support Services will be incidental to the Complex Services. It is understood that HC’s provision of Other Ancillary Support Services will be subject to HC’s reasonable requirements of scheduling and the availability of personnel.

(d)

Scope of Services. Subject to the terms and conditions of Sections 3.2(a), 3.2(b) and 3.2(c) hereof, FMC will request, and HC will provide to FMC, Complex Services, Ancillary Support Services and Other Ancillary Support Services to the full extent required in order to enable FMC to perform its non-gaming obligations under and in accordance with the provisions of the Permanent Agreement, it being the intention of the parties that the quantity and quality of the services to be performed hereunder shall not be limited or restricted, but shall be defined by that which is required, consistent with the nature of the services herein contemplated, to enable FMC to perform, with respect to non-gaming related matters, as Operator to the full extent contemplated by the Permanent Agreement.

3.3 HC Employees. In performing the Complex Services, the Ancillary Support Services and the Other Ancillary Support Services hereunder HC will have no obligation and will not be expected to cause any of its employees to visit Ontario. Further, it is understood and agreed to by FMC that HC will perform its Complex Services hereunder from and out of its offices in Chicago, Illinois, and nothing herein contained shall be applied or construed in such a manner as to create or impose an obligation on the part of HC to have any office or permanent place of business in Canada in order to properly discharge its obligations hereunder. Each Casino Complex Employee shall be the employee of FMC or a subsidiary thereof, and FMC or such subsidiary shall be liable to such employees for the amount of their Compensation.

3.4 Working Capital, Funding of Casino Complex Operations. It shall be the obligation of FMC to arrange for funds for the initial and ongoing operations of the Casino Complex, including house cash funds, in an amount sufficient for the smooth and efficient operation of the Casino Complex.

3.5 Limitation of Liability. All debts and liabilities to third arties incurred by FMC in the course of the operation of the Complex shall be the debts and liabilities of FMC only and HC shall not be liable for any such obligation by reason of this Agreement.

3.6 Certain Intellectual Property Matters. Each of the parties acknowledges that it has reviewed the provisions of Article 6 of the Permanent Agreement and agrees to conduct its activities under this Agreement in a manner consistent with Article 6 of the Permanent Agreement.

4.	COVENANTS OF FMC

4.1 General. FMC shall do nothing (whether by act or omission and whether related to the Casino Complex or otherwise) which might prejudice its ability or right to operate the Casino Complex in accordance with the standards contemplated by the Permanent Agreement. Without limiting the generality of the foregoing, FMC shall (a) cooperate with all gaming authorities who may investigate or are investigating FMC, HC or any of their Affiliates, and (b) take no action to form any associations that would either jeopardize the maintenance and existence of, or preclude, interfere with, threaten or delay the issuance of any gaming license to FMC, HC or any of their Affiliates or result in the imposition of burdensome terms or conditions on any such gaming license.

4.2 Licenses and Permits. FMC hereby represents and warrants that it has acquired or will acquire, and throughout the Operating Term, will maintain in full force and effect all required registrations and permits under the Regulatory Legislation or otherwise, including liquor, tobacco and sign licenses, as are required to operate the Casino Complex as contemplated hereby. FMC further agrees to apply promptly for the renewal, replacement or extension of each such permit or license prior to its expiration or other termination, such application to be for the longest available period. FMC shall comply fully with the terms and conditions contained in such licenses and permits.

4.3 Amendment of Permanent Agreement. FMC will not amend, modify or supplement the Permanent Agreement in any manner which would cause the duties of HC hereunder to expand in scope without the written consent of HC.

4.4 Enforcement of Permanent Agreement. FMC will diligently enforce its rights under the Permanent Agreement.

5.	FEES AND RELATED MATTERS

5.1 HC Fees and Reimbursements. During each Operating Year, HC shall be entitled to receive from FMC (and not from OLGC or from the Gross Revenues of the Complex) the following fees (herein, collectively, the “Fees”):

(a)	For the provision of Complex Services, a fee (the “Base Fee”) equal to 0.3% of Adjusted Gross Receipts, up to Cdn. $300 million; provided however, that in the case of the first and last Operating Year, the Cdn. $300 million number shall, if such Operating Year is not comprised of 365 days, be prorated based on the number of days in such Operating Year. Notwithstanding the foregoing, if a portion of the Operator Fee payable to FMC under the Permanent Agreement is deferred in payment pursuant to Section 5.3(b)(vii) of the Permanent Agreement such that the amount thereof actually paid is less than the sum of the amount of the Fees hereunder plus the amount of the Fees payable under a certain Master (Permanent) Gaming Services Agreement between HGM and FMC (the “Deficiency”), then the amount of the Deficiency shall likewise be deferred in payment and paid (with interest at the rate provided for deferred Operator Fees in the Permanent Agreement) at such time and in such amounts as deferred Operator Fees, together with all accrued and unpaid interest, are paid under the Permanent Agreement, until such time as the Deficiency is paid in full, all such payments with respect to the Deficiency (and interest) to be made on a proportionate basis between amounts required hereunder and those required under said Master (Permanent) Gaming Services Agreement.

(b)

For the provision of Ancillary Support Services, a fee (the “Ancillary Support Fee”) equal to HC’s cost (with no profit component and exclusive of any overhead charge or allocation) of rendering such services, not to exceed a total of $200 (Cdn.) per hour, per HC employee providing Ancillary Support Services (it being understood that such services which do not require man-hours to provide shall be charged at HC’s cost as aforesaid without regard to a dollar per hour limitation). Ancillary Support Fees shall accrue only during such period of time as HC employees are actually on-site at the Casino Complex and performing Ancillary Support Services. Without limiting the generality of the foregoing, no such charges shall accrue during any travel time, or time spent prior to the actual rendition of Ancillary Support Services in preparation therefor. All HC employees performing Ancillary Support Services shall keep an individual log detailing the amount of time spent in providing Ancillary Support Services, the dates thereof, and a brief description of the nature of such services. A copy of all such logs shall accompany each invoice rendered by HC for its Ancillary Support Fee.

(c)	For the provision of the Other Ancillary Support Services, a fee (the “Other Ancillary Support Fee”) equal to HC’s cost (with no profit component and exclusive of any overhead charge or allocation) of rendering such services, not to exceed a total of $200 (Cdn.) per hour, per HC employee providing Other Ancillary Support Services (it being understood that such services which do not require man-hours to provide shall be charged at HC’s cost as aforesaid without regard to a dollar per hour limitation). Without limiting the generality of the foregoing, no such charges shall accrue during any travel time, or time spent prior to the actual rendition of Other Ancillary Support Services in preparation therefor. All HC employees performing Other Ancillary Support Services shall keep an individual log detailing the amount of time spent in providing Other Ancillary Support Services, the dates thereof, and a brief description of the nature of such services. A copy of all such logs shall accompany each invoice rendered by HC for its Other Ancillary Support Fee.

(d)	All Fees, computed as above provided, shall be net of any taxes (including, without limitation, all applicable sales, use, value added and goods or services taxes), duties and fees imposed by any Governmental Authority (other than federal, state, provincial or other income taxes imposed on HC’s income). HC shall be responsible for all federal, state, provincial or other income taxes imposed on HC’s income and FMC, except as required by Section 105 of the Regulations under the Income Tax Act (Canada) in connection with the payment of Ancillary Support Fees, shall not withhold any amounts in respect thereof.

(e)	For its services as contemplated by Schedules A and B, HC shall be reimbursed for its costs (i.e., no profit component and exclusive of any overhead charge or allocation) less amounts, if any, directly reimbursed to HC by OLGC.

5.2 Payment of Fees. The Base Fee shall each be payable in monthly instalments on the 20th day of the month succeeding the month for which the same are being calculated. Ancillary Support Fees and Other Ancillary Support Fees shall be paid on a monthly basis and shall be due ten (10) days following delivery by HC of an invoice therefor to FMC, accompanied by copies of the employee logs referred to above. Reimbursements shall be made within five (5) days of billing therefor. All Fees and reimbursements shall be payable to HC by check delivered to HC at its offices in Chicago, Illinois, or, at the request of HC, by wire transfer to an account, as designated in writing by HC, maintained in Chicago, Illinois.

5.3 Year-end Adjustments. If, for any Operating Year, HC’s Fees due in accordance with FMC’s financial statements certified by the Auditors required pursuant to Section 5.7(c) of the Permanent Agreement shall be less or more than the preliminary instalments paid in accordance with Sections 5.1 and 5.2 hereof, FMC or HC shall repay, as appropriate, the difference within thirty (30) days after receipt by FMC of said financial statements and the delivery of such financial statements to HC. In addition, if FMC shall dispute the amount of Ancillary Support Fees or Other Ancillary Support Fees for which it has been invoiced, FMC shall have the right to audit the books and records of HC with respect thereto, and to object to the amount thereof following any such audit. If the parties are unable to resolve any differences between them regarding the amount of Ancillary Support Fees or Other Ancillary Support Fees, such dispute shall be settled by arbitration, conducted in Chicago, Illinois, in accordance with applicable rules of the American Arbitration Association. Disputes for the amount of Ancillary Support Fees or Other Ancillary Support Fees shall be settled only on an annual basis.

5.4 Operating Years. The first Operating Year shall be the period beginning on the Opening Date and ending on the following March 31. Subsequent Operating Years shall commence on April 1 of each year and end on March 31 of the following year.

5.5 Payment of Taxes. FMC shall be liable for and remit to the appropriate governmental authority, all taxes (including but not limited to all applicable sales, use, value added and goods and services taxes), duties and fees imposed by any governmental authority with respect to this Agreement, other than federal, state, provincial or other income taxes (including withholding taxes generally but excluding withholding taxes imposed under Section 105 of the Regulations under the Income Tax Act (Canada) in respect of the Ancillary Support Fee) imposed on HC’s income, which income taxes (including withholding taxes) shall be HC’s responsibility. FMC agrees that any taxes which are FMC’s responsibility shall not be offset against or reduce the Fees paid to HC hereunder (other than those withholding taxes imposed under Section 105 of the Regulations under the Income Tax Act (Canada) in respect of the Ancillary Support Fee). HC agrees to pay and to indemnify and hold FMC harmless from all taxes payable by FMC as a result of the failure of FMC to deduct or withhold any amount on account of taxes that FMC is required by law to deduct or withhold from any payment made by FMC to HC.

5.6 Acknowledgments. FMC acknowledges that FMC is solely responsible out of its own monies and resources to pay the Fees and reimbursements and other amounts owing to HC hereunder including all taxes, duties and fees associated therewith and that, except as set forth in the Permanent Agreement, FMC is not entitled under any circumstances to recover the same from OLGC, the Bank Accounts or the Casino Complex assets. HC acknowledges that its sole recourse for any amounts owed to it hereunder including the Fees is limited to its rights to recover the same from FMC.

6.	CANCELLATION OR NON-RENEWAL OF RIGHT TO OPERATE COMIPLEX

6.1 If at any time during the Operating Term, FMC’s rights under the Regulatory Legislation or the Permanent Agreement to operate the Casino Complex are cancelled, or FMC’s renewal as operator is refused by the competent Governmental Authorities for any reason whatsoever, this Agreement shall terminate on the date on which FMC ceases to have the right to operate the Casino Complex, pursuant to a non-appealable order or decision. If, within one year of such cancellation or non-renewal, FMC shall be granted the right to resume operation of a casino in Niagara Falls, Ontario, either party shall notify the other promptly and either party shall have the right to reinstate this Agreement as of the effective date of such grant.

7.	DEFAULTS AND TERMINATION RIGHTS

7.1 Events of Default. Subject to Section 7.3, the following shall constitute “events of default” hereunder:

(a)	The failure of FMC or HC to make any payment to any other party hereto which is provided for herein and such failure shall continue for a period of fifteen (15) days after such payment is due;

(b)	an Event of Insolvency with respect to FMC or HC;

(c)	any representation or warranty made by FMC or HC in this Agreement shall have been proven to have been incorrect in any material respect when made;

(d)	FMC or HC fails to perform or observe any other term, covenant or agreement contained in this Agreement in any material respect and any such failure remains unremedied for 30 days after the other party receives written notice of such failure or such longer period as may be reasonably regarded as necessary to remedy such failure, provided that the failing party has commenced within a reasonable time and in good faith the remedying of such failure within such 30 day period and thereafter prosecutes to completion with diligence and continuity the remedying thereof; or

(e)	the occurrence of a Major Hyatt Default under the Participants Support Agreement and, in connection therewith, the appointment and approval by OLGC of a “replacement operator” as provided in the Participants Support Agreement.

7.2 Right to Terminate Upon Default. Subject to Section 9, upon the occurrence and continuance of an event of default, the non-defaulting party (which, in the case of Section 7.1(e), shall mean FMC) may give to the defaulting party notice of its intention to terminate in which event this Agreement shall so terminate upon the delivery of such notice. Except for (i) the right to terminate this Agreement in accordance with the terms hereof; (ii) the rights of HC under Sections 5.1, 5.2 and 5.5 to be paid its accrued Fees through the date of termination in accordance with the terms of that Section and to institute appropriate legal action and proceedings for the collection thereof; (iii) the rights of HC under Section 6; and (iv) the right of FMC to seek equitable remedies to enjoin HC’s breach of Section 10, termination of this Agreement shall constitute the sole remedy available to each party hereunder (it being understood that each of Sections 5.1, 5.2, 5.5, 6 and 10 shall survive termination of this Agreement). EXCEPT AS SET FORTH IN THIS SECTION 7.2, NO PARTY OR ITS AFFILIATE MAY COMMENCE ANY CLAIM OR ACTION AGAINST OR RECEIVE DAMAGES FROM ANY PARTY HERETO OR ANY OF ITS RESPECTIVE AFFILIATES WITH RESPECT TO THE SUBJECT MATTER OF THIS AGREEMENT OTHER THAN A CLAIM OR ACTION WHICH SEEKS TO ENFORCE THE PROVISIONS HEREOF.

7.3 Force Majeure. Except as otherwise expressly provided in this Agreement, any party that is delayed in or prevented, whether in whole or in part, from performing any obligation or condition hereunder as a result of Force Majeure, shall be excused from performing such obligations or conditions while such party is so delayed or prevented. Any party so affected shall use all reasonable commercial efforts to otherwise comply with its obligations hereunder.

7.4 Right to Terminate Upon Loss of License. In the event the “Total Interest” (as defined in the Shareholders Agreement) of Niagara is repurchased by FMC pursuant to Section 7.1(b) of the Shareholders Agreement by reason of a “Loss of License” pursuant to Section 7.1(a) of the Shareholders Agreement, FMC shall, concurrently therewith or at any time thereafter, have the right to terminate this Agreement by delivery of written notice thereof to HC effective upon receipt by HC of such notice; provided, however, if Niagara, or any Affiliate of Niagara, shall have, pursuant to Section 7.1(f) of the Shareholders Agreement, rescinded such repurchase and paid the consideration required to be paid by said Section 7.1(f), then, effective upon such rescission, this Agreement and the rights and obligations of the parties hereto, shall be reinstated, and continued in full force and effect, for all the rest and remainder of the term hereof.

8.	SUCCESSORS AND ASSIGNS

8.1 All terms, provisions, covenants, undertakings, agreements, obligations and conditions of this Agreement shall be binding upon and inure to the benefit of the successors in interest and the permitted assigns of the parties hereto (it being understood that no assignment, transfer, pledge, mortgage or lease by or through any party hereto shall be permitted without the prior written consent of the other parties; provided, however, subject to compliance with any applicable Regulatory Legislation and to the consent and approval of OLGC, if required, HC shall have the right to transfer and assign its rights and obligations hereunder to an Affiliate of HC except that no such transfer or assignment shall relieve HC of its liability or its obligations hereunder).

9.	MEDIATION

9.1 The parties agree to use their reasonable good faith efforts to settle any claim, controversy or dispute contemplated by or arising out of or in connection with this Agreement (a “Dispute”). Where there is a Dispute, the Dispute shall be the subject of non-binding and without prejudice mediation by recourse to an independent Person or Persons generally recognized as having familiarity with and expertise in the matter which is the subject of the Dispute (an “Expert”). Either party may initiate such mediation by giving notice (an “Initiation Notice”) to the other party to that effect. Within five Business Days after the delivery of such notice, the parties shall meet and attempt to appoint a single Expert for non-binding and without prejudice mediation of such Dispute. If the parties are unable to agree on the Expert to be appointed within such five Business Day period, then, upon notice given by either of them and within five Business Days of such Initiation Notice, either party may apply to a judge of the Ontario Superior Court of Justice for the appointment of such Expert. In consultation with the Expert, the parties shall promptly designate a mutually convenient time and place in Toronto, Ontario for the mediation as well as a timetable for the delivery of copies of relevant documents to each other and to the Expert and for the delivery to the Expert of a written summary of each party’s position with respect to the Dispute and as to such matters as may be requested by the Expert. Each party shall use its reasonable efforts to conclude the mediation within 30 days of the appointment of the Expert (the “Mediation Period”). The costs related to such mediation shall, in the absence of agreement between the parties to the contrary, be shared equally by FMC and HC. Each of the parties agrees that it will give substantial weight and due regard for the recommendation of the Expert. Notwithstanding the foregoing, following the earlier of the delivery of the recommendation of the Expert and 30 days following the appointment of the Expert, each of the parties shall be entitled to seek resolution of such Dispute in accordance with its normal remedies and recourses available at law.

10.	NON-COMPETITION

(a)	HC hereby agrees that it will not any time during the Term, directly or indirectly, either individually or in partnership or jointly or in conjunction with any Person as principal, agent, shareholder or in any other manner whatsoever, carry on or be engaged in or advise, lend money to, guarantee the debts or obligations of or permit its name or any part thereof to be used or employed by any Person for the purpose of engaging in any business involving the conduct, management or operation of Games of Chance similar to or competitive with the business being carried on in and at the Complex within 200 kilometres of the Complex (other than a casino in Ontario operated by FMC pursuant to an agreement between any governmental authority or agency and FMC).

(b)	Notwithstanding Section 10(a), nothing shall prohibit:

(i)	HC from holding an interest in a publicly-traded corporation provided HC holds less than 10% of the issued and outstanding shares of such corporation, provided further that if a publicly traded corporation in which HC holds 10% or more of said shares acquires an interest in a casino within the 200 kilometre radius, HC shall not be in breach of this provision if within 12 months after the acquisition of such competing casino either (i) HC reduces its interest in such corporation to less than 10%; or (ii) such corporation divests itself of its interest in the competing casino; or

(ii)	HC from acquiring an interest in a casino within the 200 kilometre radius provided (A) it is part of an acquisition or merger where the value of the interest in the casino being acquired is less than 25% of the value of all of the assets being acquired in the acquisition or merger and (B) HC divests itself of the interest within a reasonable period of time thereafter and, in any event, within 12 months of the acquisition or merger.

(c)	HC acknowledges that a violation of this Section 10 will result in immediate and irreparable damage to OLGC and agrees that in the event of such violation OLGC shall, in addition to any other rights to relief, be entitled to equitable relief by way of temporary or permanent injunction and to such other relief as any court of competent jurisdiction may deem just and proper. If HC is in breach of any such restrictions, the running of the period of prescription shall be stayed and shall commence upon the date HC ceases to be in breach thereof, whether voluntarily or by injunction.

11.	REPRESENTATIONS AND WARRANTIES

11.1 Representations and Warranties of FMC. FMC hereby represents and warrants as of the date hereof as follows:

(a)	FMC is a corporation duly formed under the laws of the Province of Nova Scotia.

(b)	FMC has all necessary capacity, power and authority to execute and deliver, and perform its obligations under, this Agreement. This Agreement has been duly authorized by FMC and constitutes a valid and binding obligation of FMC enforceable against FMC in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles relating to or limiting creditors” rights generally.

(c)	Neither the execution and delivery of this Agreement by FMC nor the fulfillment of or compliance with the terms and conditions hereof by FMC:

(i)	conflicts with or results in a breach of any of the terms, conditions or provisions of or constitutes a default under the constating documentation of FMC; or

(ii)	conflicts with or will conflict with or result in a material breach of any of the terms, conditions or provisions of or constitutes a material default under any material agreement, license or other instrument to which FMC is a party or by which it is otherwise bound.

11.2 Representations and Warranties of HC. HC represents and warrants as of the date hereof as follows:

(a)	HC is a corporation duly incorporated and organized under the laws of the State of Delaware.

(b)	HC has all necessary capacity, power and authority to execute and deliver, and perform its obligations under, this Agreement. This Agreement has been duly authorized by HC and constitutes a valid and binding obligation of HC enforceable against HC in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles relating to or limiting creditors’ rights generally.

(c)	Neither the execution and delivery of this Agreement by HC nor the fulfillment of or compliance with the terms and conditions hereof by HC:

(i)	conflicts with or results in a breach of any of the terms, conditions or provisions of or constitutes a default under the constating documentation of HC; or

(ii)	conflicts with or will conflict with or result in a material breach of any of the terms, conditions or provisions of or constitutes a material default under any material agreement, license or other instrument to which HC is a party or by which it is otherwise bound.

12.	COVENANTS OF HC

12.1 Corporate Existence. In addition to the other covenants and obligations to be performed by HC hereunder, HC agrees to maintain and keep in full force and effect its corporate existence and power. For purposes hereof, HC shall be deemed in compliance with the provision so long as (i) the surviving corporation of any merger of or consolidation with HC (or any corporate successor) maintains its corporate existence, or (ii) the entity acquiring substantially all of the assets of HC (or any corporate successor) maintains its existence and, in either event, the successor corporation, by contract or operation of law, assumes and agrees to perform and discharge the liabilities and obligations of HC hereunder.

12.2 Negative Covenants of HC. In addition to the other covenants and obligations to be performed by HC hereunder, during the Operating Term HC, directly or indirectly, shall not:

(a)	solicit or hire any of the Executive Staff, or

(b)	take any action which would adversely affect FMC’s ability to comply with its obligations under the Permanent Agreement, or otherwise cause FMC to be in breach of the Permanent Agreement.

12.3 HC-FMC Contracts. Other than as specifically contemplated hereunder or under any Approved Operating Budget, HC will not enter into any contract with FMC in respect of the operation of the Casino Complex.

13.	MISCELLANEOUS

13.1 Entire Agreement. This Agreement (together with the documents referred to herein) constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes any previous agreement between the parties in relation to such transactions.

13.2 Amendments. No amendment to any of the terms of this Agreement shall be effective unless it is in writing and signed by or on behalf of each of the parties hereto or thereto.

13.3 Notices. Any notice or other communication which may be or is required to be given hereunder shall either be delivered personally or sent by first-class mail, overnight air freight delivery, telex or facsimile transmission and shall be delivered or sent to each of the other parties hereto. The address for service of each of the parties shall be the address stated at the beginning of this Agreement or such other address as the party to be served may have previously notified to the others. All notices shall be deemed to have been served upon actual receipt thereof by the addressee. In the case of communications by personal delivery, telex or facsimile transmission, if such delivery or transmission occurs after 6 p.m. on a business day (being a business day in the city where the address for service of the party on whom the notice is served is situated) or on a day which is not a business day, service shall be deemed to occur at 9 a.m. on the next following business day. In proving such service it shall be sufficient to prove that personal delivery was made, or that the envelope containing such notice was properly addressed and delivered into the custody of the postal authorities as a prepaid first class letter, or that the telex transmission was made and the recipient’s “answer back” received or that the facsimile transmission was made after obtaining in person, by telephone or electronically appropriate evidence of the delivery of the same.

13.4 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND TAKE EFFECT IN ACCORDANCE WITH THE LAWS OF THE STATE OF ILLINOIS WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISION.

13.5 Consents and Approvals. Wherever in this Agreement the consent or approval of any party is required, such consent or approval shall not be unreasonably withheld, shall be in writing and shall be executed by a duly authorized officer or agent of the party granting such consent or approval; provided, however, that, if any party fails to respond within thirty (30) days to a request by the other party for a consent or a approval required by this Agreement, such consent or approval shall be deemed to have been given.

13.6 Survival and Continuation. Notwithstanding the termination of this Agreement for any reason, all obligations of any party provided for herein that, in order to give effect to the intent of the parties, need to survive such termination (including, among other things, the payment of any monies due by any party hereto to any other party) shall survive and continue until they have been fully satisfied or performed.

13.7 Waiver. The waiver of any of the terms and conditions of this Agreement on any occasion or occasions by any party hereto shall not be deemed to be a waiver of such terms and conditions on any future occasion.

13.8 Further Instruments. Each party shall execute and deliver all other appropriate supplemental agreements and other instruments, and take any other action, including obtaining any Government Approval, necessary to make this Agreement fully and legally effective, binding, and enforceable as between the parties and as against third parties and any fees or expenses incurred in connection therewith shall be borne by FMC.

13.9 No Partnership or Franchise. Nothing herein shall constitute, or be construed as or deemed to create a partnership, joint venture, agency, franchisor/franchisee, principal/agent or similar relationship among or between any of the parties hereto.

13.10 Attorneys’ Fees. In the event of any proceeding to interpret or enforce this Agreement, the prevailing party shall be entitled to collect from the non-prevailing party the reasonable attorneys’ fees and costs and expenses of the prevailing party incurred in such proceeding.

13.11 Execution and Counterparts. This Agreement is being executed and delivered in several counterparts by FMC and HC in the United States and shall be deemed to have been duly executed upon exchange among the parties of identical executed counterparts thereof. Each counterpart Agreement shall constitute an original.

13.12 Interpretation. The interpretation of this Agreement shall not permit a revenue, expense, liability, recovery, receipt, payment, reserve or reimbursement to be duplicated.

13.13 No Third Party Beneficiaries. No person or entity shall be an express or implied third party beneficiary of the rights or obligations of any party to this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

FALLS MANAGEMENT COMPANY, a Nova Scotia unlimited liability company

By:	/s/ James F. Dougan
Name:	James F. Dougan
Title:	President and Chief Operating Officer

HYATT CORPORATION, a Delaware corporation

By:	/s/ Harold Handelsman
Name:	Harold Handelsman
Title:	Vice President

SCHEDULE “A”

Ancillary Support Services

1.	Operations/Consulting Services

Description: Those operations/consulting services provided by HC and its Affiliates from time to time to all casinos owned or operated by HC or its Affiliates consisting of:

(a)	business and sales promotion consulting/services;

(b)	advertising, publicity and public relations/consulting services;

(c)	food and beverage, personnel and other operational departmental supervision/consulting services; and

(d)	access to HC’s U.S. based employee training program, including making qualified personnel available to FMC.

2.	Co-ordinated Marketing Services

Description: Those joint marketing programs managed by HC or its Affiliates.

3.	Computer and Software Consulting Services

Description: Access to HC’s outsourced technology services, including software support, maintenance, training, installation and related systems for automated management systems, including point-of-sale, human resources and catering.

4.	Proprietary Systems

Description: License or facilitate obtaining licenses for proprietary computer software systems owned by or licensed to HC or an Affiliate of HC for use in connection with the Complex.

5.	Intellectual Property

Description: HC or one of its Affiliates is or will become the owner or licensee of certain intellectual property, including (a) software for use at one or more other HC facilities and all source and object code versions thereof and all related documentation, flow charts, user manuals, listing, and service/operator manuals and any enhancements, modifications or substitutions thereof (“Operator Software”), and (b) trade secrets, trade names, trademarks, know-how and other proprietary information relating to the operating methods, procedures and policies (herein collectively called the Intellectual Property in connection with the performance of these services to the. extent that it deems appropriate for the purpose of carrying out its agreements and obligations hereunder, but such use shall be strictly on a non-exclusive basis, and such use shall not confer any proprietary or other rights in the Intellectual Property upon FMC or any third parties.

6.	Human Resources Consulting Services

Description: Access to human resource and employee relations consulting services, including specialized training, preparation and revision of manuals, employee surveys and employee newsletters, and monitoring compliance with affirmative action policies and other employment policies.

7.	Other Corporate Consulting Services

HC also provides a number of other corporate consulting services, including in-house merchandising services, property evaluations, preparation of quality assurance manuals, college recruiting programs, other training programs and other various services.

8.	Mailings

Description: Send to those persons retained in the HC world-wide database (within the parameters indicated by FMC) mailings, solicitations and other promotional marketing materials relating to the Complex provided to HC by FMC. HC shall, within 30 days of sending of such mailings, solicitations or other promotional materials, provide to FMC a certificate of a senior officer of HC confirming that such mailings have been made.

SCHEDULE “B”

Hyatt Hotel System Services

Hyatt and its Affiliates currently provide certain additional centralized services to Hyatt Hotels including the following:

1.	Chain Services. These services consist of centralized reservation services through Hyatt’s centralized reservation center currently located in Omaha, Nebraska, national sales force and national sales offices and national advertising and promotions.

2.	Gold Passport. Currently, Hyatt maintains a frequent guest incentive program known as Gold Passport, the cost of which is paid by assessing each Hyatt Hotel four percent (4%) of all qualifying charges attributable to a Gold Passport member’s stay at that hotel excluding applicable taxes. The amount of this assessment including the cost of amenities provided to Gold Passport members, typically approximates one percent (1%) of total annual room revenue, depending on program usage in a given hotel.

3.	Technology Services. Computer Sciences Corporation Outsourcing, Inc. (“CSCO”) (an unaffiliated party) renders technology services to Hyatt Hotels through Hyatt Corporation pursuant to a technology outsourcing agreement. In particular, CSCO provides software support, maintenance, training, installation and related services for automated management systems including, but not limited to, property management, point-of-sale, sales and marketing, catering and convention services, local and wide area networks, electronic mail, central databases and reporting, reservations, group business services and transient room monitoring.

4.	Other Reservations Services. In addition to the central reservations center currently located in Omaha, Nebraska, other global distribution systems (principally airline reservations systems) accept reservations for Hyatt Hotels and confirm the reservations with Hyatt through Hyatt’s central reservations center. In addition, Pegasus Systems, Inc., a publicly traded company (in which Hyatt currently owns less than 1% of the outstanding common shares) provides connections to the airline reservations systems, internet related reservations services and consolidated travel agent commission payment processing services for which hotels using such services pay on a per transaction basis at rates set by the service provider.

5.

Wide Area Network (WAN). The WAN is a private communication network among Hyatt Hotels, the central reservations center, Hyatt’s corporate office, divisional offices and other important points of contact within the Hyatt chain. Among other things, the WAN permits the central reservations center to transmit reservations to the applicable Hyatt Hotel, provides each Hyatt Hotel access to Hyatt’s applications and databases, and allows Hyatt to gather, process and use information from each Hyatt Hotel and the central reservations center for, among other things, sales purposes and various financial and other analyses. The WAN also is the delivery mechanism utilized for Hyatt’s electronic mail system. Each Hyatt Hotel has, or is required to purchase, specific hardware necessary to connect to the WAN at an estimated one-time cost which currently approximates

$12,000 to $15,000, exclusive of initial circuit costs which typically range from $5,000 to $10,000 (exact costs are determined upon completion of a systems proposal). The current standard for the WAN circuit is 256K.

6.	Mandatory Contracts. Hyatt from time to time, negotiates contracts with vendors or providers of services which, under their terms, provide for mandatory participation by all Hyatt Hotels, or by certain Hyatt Hotels (e.g., hotels in a certain business segment).

7.	Other Corporate Services. Hyatt also provides a number of other corporate services and programs for the benefit of Hyatt Hotels for which reimbursement is made on a cost recovery basis. These services and programs include in-house merchandising services, group sales promotional programs and events sponsored by two or more Hyatt Hotels, property evaluations, quality assurance manuals, college recruiting programs, other training programs and other various services.

8.	FFE Purchasing Services. Rosemont Project Management, LLC, offers purchasing services to Hyatt Hotels for the purchase of furniture, fixtures and equipment, which, together with renovation related services, are typically subject to a separate contract and fee structure (which includes a profit component). Each Hyatt Hotel may determine whether, and the extent to which, to use the foregoing purchasing services.

9.	Purchasing Services. Hyatt makes various goods and services available to Hyatt Hotels through a centralized purchasing program (“Purchasing Company”) currently administered by Avendra, LLC, a procurement services company in which an Affiliate of Hyatt has a minority ownership interest. Each Hyatt Hotel determines whether, and the extent to which, to use the services of the Purchasing Company (other than as stated under Mandatory Contracts above). Hyatt corporate personnel provide on-going oversight of Hyatt’s customer relationship with the Purchasing Company. The cost of providing this function will be allocated among those hotels utilizing the purchasing services of Purchasing Company on a fair and equitable basis without premium, profit or mark up to Hyatt.

10.	Remote Call Forwarding. Hyatt currently offers Hyatt Hotels the option of forwarding reservations calls received at a hotel to Hyatt’s centralized reservations center currently located in Omaha, Nebraska, when on-site personnel are unavailable to process potential reservations.

OFFICER’S CERTIFICATE

The undersigned hereby certifies for and on behalf of Falls Management Company (the “Corporation”) and without personal liability that the document attached is a true copy of the Master (Permanent) Non-Gaming Services Agreement between the Corporation and Hyatt Gaming Management, Inc. made as of July 19, 2002.

Dated as of the 19th day of July, 2002

FALLS MANAGEMENT COMPANY

Per:	/s/ David B. Strom
Name:	David B. Strom
Title:	Vice President and Chief Financial Officer